UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Sanmina-SCI Corporation
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SANMINA-SCI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 26, 2007

The Annual Meeting of Stockholders of Sanmina-SCI Corporation (“Sanmina-SCI”) will be held on February 26, 2007, at 11:00 a.m., local time, at Sanmina-SCI’s corporate offices, located at 30 E. Plumeria Drive, San Jose, California 95134, for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

1.                To elect directors of Sanmina-SCI Corporation.

2.                To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending September 29, 2007.

3.                To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on January 16, 2007 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

FOR THE BOARD OF DIRECTORS
/s/ DAVID L. WHITE
David L. White
Secretary

San Jose, California
January 29, 2007

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

SANMINA-SCI CORPORATION

PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors of Sanmina-SCI Corporation (“Sanmina-SCI”) for use at the Annual Meeting of Stockholders to be held on Monday, February 26, 2007 at 11:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at Sanmina-SCI’s corporate offices, located at 30 E. Plumeria Drive, San Jose, California 95134. The telephone number at the meeting location is (408) 964-3555.

This Proxy Statement was mailed on or about January 29, 2007, to all stockholders entitled to vote at the meeting. Stockholders of record at the close of business on January 16, 2007 (the “Record Date”) are entitled to vote at the meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Sanmina-SCI believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, Sanmina-SCI intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Brokers may indicate on the enclosed proxy or its substitute that they do not have discretionary authority as to certain shares to vote on a particular matter for which they have not received specific instructions from the beneficial owner of the shares (“broker non-votes”). In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, we intend to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Except as described in the preceding paragraph, any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for all matters submitted to a vote of stockholders at the Annual Meeting pursuant to this proxy statement. In addition, the proxy holders will vote as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the items not marked.

The cost of soliciting proxies will be borne by us. We may retain the services of our transfer agent, Wells Fargo Shareholder Services, or other proxy solicitors to solicit proxies. In addition, we expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

Stockholder Proposals for 2008 Annual Meeting of Stockholders

Proposals that are intended to be presented by our stockholders at our annual meeting of stockholders following our fiscal year ending September 29, 2007, which will be our 2008 annual stockholders’ meeting, must be received by us at our principal executive offices no later than October 1, 2007 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Under our bylaws, a proposal that a stockholder does not seek to include in Sanmina-SCI’s proxy materials for the 2008 annual meeting but that may still be properly brought before the fiscal 2007 annual meeting must be delivered to our secretary at our principal executive offices not less than 45 or more than 75 days prior to the annual meeting date; provided, however, that if the date of the 2008 annual meeting of stockholders is advanced more than 30 days prior to or delayed by more than 30 days after the 2007 annual meeting date (February 26), notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to the 2007 annual meeting date or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 16, 2007, the Record Date, 530,057,000 shares of our Common Stock were issued and outstanding and held of record by approximately 2,288 stockholders.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of January 16, 2007, as to

•       each person who is known to us to beneficially own more than five percent of the outstanding shares of our Common Stock;

•       each director and nominee for election;

•       each executive officer named in the Summary Compensation Table below; and

•       all directors and executive officers as a group.

Name	Shares Beneficially Owned(17)	Approximate Percent Owned(17)
AXA Financial, Inc. and certain affiliated entities(1) 1290 Avenue of the Americas New York, NY 10104	69,149,720	13.0%
Barclays Global Investors, NA(2) 45 Fremont Street San Francisco, CA 94105	31,130,978	5.9%
EARNEST Partners LLC(3) 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309	30,665,805	5.8%
Jure Sola(4)	8,290,505	1.6%
Randy Furr(5)	3,239,236	*
Hari Pillai(6)	1,218,800	*
David White(7)	481,667	*
Dennis Young(8)	307,788	*
Neil R. Bonke(9)	303,620	*
Alain Couder(10)	97,961	*
Mario M. Rosati(11)	192,015	*
A. Eugene Sapp, Jr.(12)	1,481,746	*
Wayne Shortridge(13)	177,307	*
Peter J. Simone(14)	71,209	*
Jacquelyn M. Ward(15)	194,685	*
All directors and executive officers as a group (12 persons)(16)	16,056,539	3.0%

                 *Less than 1%.

       (1)This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2006 by AXA Assurances I.A.R.D. Mutualle, AXA Assurances Vie Mutualle, AXA Courtage Assurance Mutualle, AXA (on behalf of its subsidiary—AXA Investment Managers Paris) and AXA Financial Inc. (on behalf of its three subsidiaries—Alliance Capital Management L.P. (“Alliance”), AXA Equitable Life Insurance Company (“Equitable”) and Frontier Trust Company, FSB). Each reporting person is deemed to have sole voting power with respect to 39,923,486 shares, shared voting power with respect to 5,005,184 shares, sole dispositive power with respect to 69,095,041 shares, and shared dispositive power with respect to 54,679 shares. Of the 69,149,720 reported shares, 69,131,281 are owned by Alliance and 18,439 shares are owned by Equitable. Alliance has sole voting power with respect to 39,923,486 shares, shared voting power with respect to 5,005,184 shares, sole dispositive power with respect to 69,076,602 shares, and shared dispositive power with respect to 54,679 shares. Equitable has only sole dispositive power with respect to 18,439 shares.

       (2)This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, NA (“Barclays”) and its affiliated entities. Barclays Global Investors, NA is the beneficial owner of 23,153,786 shares and has sole voting power with respect to 19,342,554 shares and sole dispositive power with respect to all reported shares. Barclays Global Fund Advisors, a wholly owned subsidiary, is the beneficial owner of 3,571,507 shares and has sole voting power with respect to 3,569,365 shares and sole dispositive powers with respect to all shares as an investment adviser. Barclays Global Investors, Ltd., a wholly owned subsidiary, is the beneficial owner of 2,969,309 shares, and has sole voting power and sole dispositive power with respect to all reported shares. Barclays Global Investors Japan Trust and Banking Co., Ltd., a wholly owned subsidiary, is the beneficial owner of 668,614 shares, and has sole voting and dispositive power with respect to all reported shares. Barclays Global Investors Japan Limited, a wholly owned subsidiary, is the beneficial owner of 767,762 shares, and has sole voting and sole dispositive power with respect to all reported shares.

       (3)This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006 by EARNEST Partners, LLC (“EARNEST”). EARNEST is the beneficial owner of all of the reported shares, has sole voting power with respect to 10,338,578 shares, has shared voting power with respect to 12,399,967 shares and has sole dispositive power with respect to all of the reported shares. EARNEST is filing as an investment adviser to various investors.

       (4)Includes 5,113,665 shares subject to stock options Mr. Sola has the right to exercise within 60 days after January 16, 2007. Also includes 33,764 shares held by Sola Partners, L.P. and 1,000,000 shares of restricted stock subject to vesting and employment restrictions.

       (5)Includes 3,239,000 shares subject to stock options Mr. Furr has the right to exercise within 60 days after January 16, 2007. Mr. Furr’s service as President and Chief Operating Officer terminated as of October 24, 2005. Pursuant to a severance agreement which we entered into with Mr. Furr in November 2005, Mr. Furr forfeited his restricted share award. In addition, Mr. Furr has the ability to exercise vested unexpired stock options through November 2008.

       (6)Includes 997,505 shares subject to stock options Mr. Pillai has the right to exercise within 60 days after January 16, 2007. Also includes 6,440 shares held by Ramakrishna Pillai C/F Sudha Yvonne Pillai and Sanjay Hari Pillai UTMA/CA, Ramakrishna Hari Pillai, as Custodian and 200,000 shares of restricted stock subject to vesting and employment restrictions.

       (7)Includes 281,667 shares subject to stock options Mr. White has the right to exercise within 60 days after January 16, 2007. Also includes 200,000 shares of restricted stock subject to vesting and employment restrictions.

       (8)Includes 194,834 shares subject to stock options Mr. Young has the right to exercise within 60 days after January 16, 2007. Also includes 100,000 shares of restricted stock subject to vesting and employment restrictions.

       (9)Includes 204,209 shares subject to stock options Mr. Bonke has the right to exercise within 60 days after January 16, 2007. Also includes 61,081 shares of restricted stock subject to vesting and employment.

(10)Includes 25,667 shares subject to stock options Mr. Couder has the right to exercise within 60 days after January 16, 2007. Also includes 27,706 shares of restricted stock subject to vesting and employment restrictions and shares held in the Sanmina-SCI Deferred Compensation Plan for Outside Directors.

(11)Includes 148,167 shares subject to stock options Mr. Rosati has the right to exercise within 60 days after January 16, 2007. Also includes 9,000 shares held by Mario M. Rosati Retirement Trust, Mario M. Rosati, Trustee and 2,248 shares held by WS Investment Co. 99B of which Mr. Rosati is a general partner.

(12)Includes 1,224,267 shares subject to stock options Mr. Sapp has the right to exercise within 60 days after January 16, 2007. Also includes 212,160 shares held jointly by A. Eugene Sapp, Jr. and Patricia V. Sapp, 4,934 shares held in the A. Eugene Sapp, Jr. Individual Retirement Account and 40,385 shares of restricted stock subject to vesting and employment restrictions.

(13)Includes 116,267 shares subject to stock options Mr. Shortridge has the right to exercise within 60 days after January 16, 2007. Also includes 29,993 shares of restricted stock subject to vesting and employment restrictions and shares held in the Sanmina-SCI Deferred Compensation Plan for Outside Directors.

(14)Includes 45,667 shares subject to stock options Mr. Simone has the right to exercise within 60 days after January 16, 2007. Also includes 25,542 shares of restricted stock subject to vesting and employment restrictions.

(15)Includes 93,983 shares subject to stock options Ms. Ward has the right to exercise within 60 days after January 16, 2007. Also includes 1,165 shares held by Arthur Lee Davis, 47,283 shares of restricted stock subject to vesting and employment restrictions and shares held in the Sanmina-SCI Deferred Compensation Plan for Outside Directors.

(16)Includes an aggregate of 11,684,898 shares subject to stock options individuals have the right to exercise within 60 days after January 16, 2007.

(17)Beneficial ownership is determined in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to the securities. Common shares subject to conversion or issuable upon exercise of options currently exercisable or exercisable within 60 days after January 16, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. The number of shares owned by certain of our executive officers listed in the table includes unvested shares of restricted stock held by such executive officers as of January 16, 2007. Such unvested shares of restricted stock may be voted by the holders thereof, but such holders may not sell, transfer, pledge or otherwise receive any economic value from or with respect to such unvested shares.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. All eight positions on the Board of Directors are to be elected at this meeting. All eight nominees are currently members of the Board of Directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Sanmina-SCI is not aware of any nominee who will be unable or will decline to serve as a director. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of the Board’s nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until that person’s successor has been elected.

The Board of Directors recommends a vote for the nominees listed below:

Name of Nominee	Age	Principal Occupation	Director Since
Jure Sola	56	Chairman and Chief Executive Officer of Sanmina-SCI Corporation	1989
Neil R. Bonke	65	Private Investor	1995
Alain Couder	60	President and Chief Executive Officer of Solid Information Technology	2005
Mario M. Rosati	60	Member, Wilso Sonsini Goodrich & Rosati, Professional Corporation	1997
A. Eugene Sapp, Jr.	70	Former Co-Chairman of Sanmina-SCI Corporation	2001
Wayne Shortridge	68	Office Managing Shareholder, Carlton Fields, PA	2001
Peter J. Simone	59	Independent Consultant	2003
Jacquelyn M. Ward	68	Outside Managing Director, Intec Telecom Systems, USA	2001

Mr. Sola has served as our Chief Executive Officer since April 1991, as Chairman of our Board of Directors from April 1991 to December 2001 and from December 2002 to present, and Co-Chairman of our Board of Directors from December 2001 to December 2002. In 1980, Mr. Sola co-founded Sanmina and initially held the position of Vice President of sales. In October 1987, he became Vice President and General Manager of Sanmina, responsible for manufacturing operations and sales and marketing. In July 1989, Mr. Sola was elected as a director and in October 1989 was appointed as President of Sanmina.

Mr. Bonke has served as a director of our company since 1995. Mr. Bonke has been a private investor for the past six years and is the retired Chairman of the Board and Chief Executive Officer of Electroglas, Inc., a semiconductor equipment manufacturer. He also serves on the Board of Directors of Novellus Systems, Inc., a semiconductor equipment company. He is a past director of San Jose State University Foundation.

Mr. Couder has served as a director of our company since February 2005. Mr. Couder has served as President and Chief Executive Officer of privately owned Solid Information Technology since 2005. Mr. Couder was a venture advisor for Sofinnova Ventures, a venture capital firm from 2004 to 2005. Mr. Couder was President and Chief Executive Officer of Confluent Software, Inc., a software development company from 2003 to 2004 when it was acquired by Oblix. Mr. Couder served as President and Chief Executive Officer of privately held IP Dynamics, Inc., a provider of carrier-class security software, from 2002 to 2003. Mr. Couder was Chief Operating Officer of Agilent Technologies from 2000 through 2002. From 1998 to 1999 Mr. Couder served as Chairman, President, and Chief Executive Officer of Packard Bell NEC, Inc.

Mr. Rosati has served as a director of our company since 1997. He has been an attorney with law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation since 1971. Mr. Rosati is a director of Aehr Test Systems, a manufacturer of computer hardware testing systems, Symyx Technologies, Inc., a combinatorial materials science company, and Vivus, Inc., a specialty pharmaceutical company, all publicly held companies. Mr. Rosati also serves as a director of several privately held companies.

Mr. Sapp has served as a director of our company since December 2001 and served as co-chairman of the Sanmina-SCI Board of Directors from December 2001 to December 2002. In 1962, Mr. Sapp joined SCI Systems, Inc. and after holding several positions, was promoted to President and Chief Operating Officer in 1981. In July 1999, Mr. Sapp was appointed Chief Executive Officer of SCI and served as Chairman of the Board and Chief Executive Officer from July 2000 until our merger with SCI. Mr. Sapp currently serves as a director of Vette Corporation.

Mr. Shortridge has served as a director of our company since December 2001 and has served as our lead independent director since December 2006. He is our lead independent director. From 1992 until we merged with SCI Systems, Inc., he served as a director of SCI. Mr. Shortridge is an attorney. From 1994 to 2004 he was a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP in Atlanta, Georgia. Mr. Shortridge is currently a shareholder of the law firm of Carlton Fields, PA, and practices in that firm’s Atlanta office where he has been since 2004.

Mr. Simone has served as a director of our company since December 2003. Mr. Simone currently serves as a director of Cymer, Inc., Veeco Instruments, Inc., Newport Corporation and several privately held companies. Mr. Simone has also served as an independent consultant to several privately held companies and the investment community since 2001. Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company, from June 2001 to December 2002 when it was acquired by Novellus Systems, Inc. He was a director of Active Controls eXperts, Inc., a leading supplier of precision motion control and smart structures technology, while also serving as a consultant, then President, from January 2000 to February 2001 when it was acquired by Cymer, Inc. He served as President, CEO and director of Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier OEMs, from April 1997 until Xionics’ merger with Oak Technology, Inc. in January 2000.

Ms. Ward has served as a director of our company since December 2001. From 1992 until we merged with SCI Systems, Inc., she served as a director of SCI. Ms. Ward also serves as a director of Wellpoint, Inc., Bank of America Corporation, Equifax, Inc., Flowers Foods, Inc., and SYSCO Corporation, all publicly held companies. From December 2000 to October 2006, Ms. Ward was the Outside Managing Director of Intec Telecom Systems, USA, a provider of turnkey telecommunication systems and products. From 1968 to 2000, she was a founder and served as President, Chief Executive Officer and Chairman of Computer Generation Incorporated.

There are no family relationships among our directors or executive officers.

Board Meetings, Committees and Director Compensation

The Board of Directors held ten meetings during the fiscal year ended September 30, 2006. No nominee who was a director during the entire fiscal year attended fewer than 75 percent of the meetings of the Board of Directors or of committees on which such person served.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. From time to time, the Board has created various ad hoc committees for special purposes.

Audit Committee

The Audit Committee currently consists of directors Neil Bonke, Alain Couder and Peter Simone. Mr. Simone is the chairman of the Audit Committee.

The Audit Committee reviews and monitors our corporate financial reporting and external audit, including, among other things, our control functions, the results and scope of the annual audit and other services provided by our independent registered public accountants and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also reviews and monitors our internal audit function and receives regular reports from the internal audit department. The Audit Committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for considering and recommending the appointment of our independent auditors. The Audit Committee held six formal meetings during fiscal 2006. Mr. Simone meets the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission. The Annual Report of the Audit Committee appears hereafter under “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

The Compensation Committee consists of directors Neil Bonke, Wayne Shortridge  and Jacquelyn Ward. Mr. Shortridge is the chairman of the Compensation Committee. The Compensation Committee retained an independent compensation consultant during fiscal 2006.

The Compensation Committee reviews and makes recommendations to the Board of Directors concerning salaries and incentive compensation for our executive officers and certain employees. The Compensation Committee also approves all stock option and other equity compensation awards for our executive officers according to the terms of our equity compensation policy, and also considers and evaluates overall compensation policies and strategies for the company. In addition, the Compensation Committee approves all stock option and other equity compensation awards for employees that are not executive officers other than specified awards of a limited number of shares that may be awarded by our Chief Executive Officer. The Compensation Committee held seven meetings during the last fiscal year.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are employees of Sanmina-SCI. During fiscal 2006, no executive officer of Sanmina-SCI (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on Sanmina-SCI’s Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on Sanmina-SCI’s Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the company.

Nominating and Governance Committee

The Nominating and Governance Committee consists of directors Alain Couder and Wayne Shortridge. Mr. Shortridge is the chairman of the Nominating and Governance Committee.

The Nominating and Governance committee is responsible for both nominating and governance functions. Nominating functions include development of general criteria regarding the qualifications and selection of board members and the recommendation of candidates for election to the Board of Directors. Governance functions include development of overall governance guidelines for the Board of Directors and Sanmina-SCI, overseeing and evaluating the overall performance of the Board of Directors and the Chief Executive Officer, and executive recruitment, development and succession planning. The Nominating and Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may nominate director candidates for consideration by writing to the Nominating and Governance Committee, c/o the Corporate Secretary, Sanmina-SCI Corporation, 2700 N. First Street, San Jose, California, 95134, and providing the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in Sanmina-SCI’s Proxy Statement and to serve as a director if elected. The Nominating and Governance Committee held one meeting during the last fiscal year.

Director Compensation

In fiscal 2006, directors who were not our employees (“Outside Directors”) were paid an annual retainer of $60,000. Each Outside Director who is a member of a committee of the Board also receives an annual retainer of $10,000, and any Outside Director who is a chairperson of any committee of the Board receives an additional annual retainer of $10,000, provided that these amounts will be increased by 33 1/3% for any director electing to take his or her entire retainer in the form of restricted common stock. In addition to those amounts, each Outside Director attending a meeting of the Board in person receives an additional payment of $2,000 for attending a meeting in person and $1,000 for attending telephonically. Each Outside Director attending a committee meeting receives an additional payment of $1,500 per meeting. These Outside Director compensation arrangements are expected to remain unchanged for fiscal 2007. In fiscal 2006, we created a Special Options Committee on which two Outside Directors served. Each Outside Director received $15,000 for each month of service on this committee. In addition, we created a Special Litigation Committee in fiscal 2007 on which two Outside Directors serve. Each Outside Director currently receives $15,000 for each month of service on this committee until February 2007. Our Compensation Committee has recommended that the Board determine compensation for service on the Special Litigation Committee after February 2007. The Compensation Committee also recommended that the lead independent director receive an additional $24,000 per year for service in fiscal 2007.

In June 2002, the Board of Directors approved the establishment of the Sanmina-SCI Deferred Compensation Plan for Outside Directors, which provides eligible directors an opportunity to defer payment of all or part of their compensation payable to them for acting as our directors. The directors are also reimbursed for travel and related expenses incurred by them in attending board and committee meetings.

Our Compensation Committee has recommended to our Board of Directors that, upon first becoming a director, each new Outside Director would be eligible for a stock option grant to purchase 10,000 shares of Common Stock at the fair market value of the company’s stock on the date of grant and a restricted stock unit of 20,000 shares of Common Stock under our 1999 Stock Option Plan (pro rated for the remainder of the fiscal year). In addition, our Compensation Committee has recommended to our Board of Directors that each continuing Outside Director receive (provided that such Outside Director has been a director for at least four months prior to such grant) an annual stock option grant to purchase 10,000 shares of Common Stock at the fair market value of the company’s stock on the date of grant and a restricted stock unit of 20,000 shares of Common Stock under our 1999 Stock Option Plan.

Required Vote

In December 2006, our Board of Directors approved an amendment to Sanmina-SCI’s Amended and Restated Bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In addition, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision. The director who tenders his or her resignation will not participate in the Board’s decision. In 2007, all nominees for the election of directors are currently serving on the Board.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES TO THE BOARD LISTED ABOVE.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has approved, subject to stockholder ratification, the selection of KPMG LLP (“KPMG”) as our independent registered public accountants for the fiscal year ending September 29, 2007.

The Board of Directors confirmed the Audit Committee’s selection of KPMG as our independent registered public accountants to audit the financial statements of Sanmina-SCI for the fiscal year ending September 29, 2007. The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting and voting is necessary to ratify the appointment of KPMG as our independent registered public accountants. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following is a summary of fees paid to KPMG for the fiscal years ended September 30, 2006 and October 1, 2005:

Audit Fees

The aggregate fees billed for professional services rendered by KPMG for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, evaluation of management’s assessment of its internal control over financial reporting, various statutory audits, and the reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended September 30, 2006 and October 1, 2005 were as follows:

Year Ended September 30, 2006	Year Ended October 1, 2005
$11,943,755	$10,885,146

Audit-Related Fees

The aggregate fees billed for audit-related services, exclusive of the fees disclosed above relating to audit fees, rendered by KPMG during the fiscal years ended September 30, 2006 and October 1, 2005 are set forth in the table below.

Year Ended September 30, 2006	Year Ended October 1, 2005
$—	$156,760

Tax Fees

The aggregate fees billed for tax services rendered by KPMG during the fiscal years ended September 30, 2006 and October 1, 2005 are set forth below. These services consisted primarily of tax compliance and tax consultation services.

Year Ended September 30, 2006	Year Ended October 1, 2005
$121,071	$288,843

All Other Fees

The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit and non-audit fees, rendered by KPMG during the fiscal years ended September 30, 2006 and October 1, 2005 are set forth below.

Year Ended September 30, 2006	Year Ended October 1, 2005
$—	$—

The Audit Committee has concluded that the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.

Audit Committee Pre-approval Policy with respect to Audit and Permissible Non-Audit Services

All audit and non-audit services provided by our independent registered public accounting firm require prior approval of the Audit Committee, with limited exceptions as permitted by the Securities and Exchange Commission’s Rule 2-01 of Regulation S-X. Our management periodically reports to the Audit Committee services for which the independent registered public accountants have been engaged and the aggregate fees incurred and to be incurred. During fiscal 2006, all services provided by independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2007.

Report of the Audit Committee of the Board of Directors

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the company’s financial reporting process. The Audit Committee’s purpose is more fully described in its charter, which the Audit Committee reviews on an annual basis (this charter may be viewed on the internet at www.shareholder.com/sanm/governance.cfm) and is attached as Appendix A hereto. Under this charter, the Audit Committee consists of at least three directors, all of whom must qualify as independent directors under the rules of the Nasdaq Stock Market and must also satisfy additional independence requirements applicable to members of audit committees. The Audit Committee currently consists of directors Neil Bonke, Alain Couder and Peter Simone.

The Audit Committee recommends to the Board of Directors, subject to stockholder ratifications, the selection of KPMG as our independent registered public accountants for fiscal year 2007.

Management is responsible for the internal controls and the financial reporting process. KPMG, our independent registered public accountants, is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles. Our independent registered public accountants are also responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), on the effectiveness of the company’s internal control over financial reporting as of September 30, 2006. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed the audited financial statements for fiscal 2006 and has met and held discussions with management regarding the audited financial statements and internal controls over financial reporting. Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee discussed with KPMG the overall scope and plans for their respective audits. The Audit Committee met with KPMG, with and without management present to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee reviewed with KPMG their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 “Communication with Audit Committees.” KPMG also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The Audit Committee has also discussed with KPMG the firm’s independence. In addition, the Audit Committee has considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also approved, subject to stockholder ratification, the selection of KPMG as our independent registered public accountants for the fiscal year ending September 29, 2007.

Respectfully submitted,

The Audit Committee of the Sanmina-SCI

Corporation Board of Directors

Peter Simone, Chairman

Neil Bonke

Alain Couder

EXECUTIVE COMPENSATION

Compensation Tables

Summary Compensation Table.   The following table sets forth the compensation paid by us to the Chief Executive Officer and each of the four other most highly compensated executive officers of Sanmina-SCI, for each of the three fiscal years in the period ended September 30, 2006.

		Annual Compensation			Restricted Stock Awards		Long-Term Compensation Awards of Options	All Other Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		($)(1)		(# of Shares)	($)
Jure Sola(2)	2006	750,000	—		2,244,000		—	61,486	(8)
Chief Executive Officer	2005	750,000	—		—		650,000	64,330	(9)
and Chairman of the Board	2004	700,000	560,000		10,480,000		1,000,000	59,139	(10)
Randy W. Furr(3)	2006	—	—		—		—	873,902	(11)
Former President and	2005	600,000	456,000		—	(7)	325,000	44,245	(12)
Chief Operating Officer	2004	550,000	418,000	(5)	5,240,000		500,000	35,550	(13)
Hari Pillai	2006	380,000	161,500		561,000		150,000	34,222	(14)
President, EMS	2005	380,000	193,800		—		150,000	33,489	(15)
Operations	2004	330,000	224,400		2,096,000		200,000	37,372	(16)
David L. White(4)	2006	325,000	160,000		374,000		100,000	16,047	(17)
Executive Vice President	2005	325,000	176,800		745,000		250,000	16,310	(18)
and Chief Financial Officer	2004	50,000	25,000		—		—	562	(19)
Dennis Young	2006	301,600	105,581		261,800		70,000	20,808	(20)
Executive Vice President	2005	301,600	123,000		—		65,000	18,504	(21)
of Worldwide Sales and	2004	290,000	177,480		1,480,000		25,000	19,319	(22)
Marketing

(1)   The restricted stock awards as disclosed above are comprised of two types of awards:

•  Performance restricted stock awards vest upon achievement of certain performance metrics. In fiscal 2006, the performance requirements were not met, and accordingly the executive officers forfeited 25%. Refer to footnote 6, for specific details.

•  Time based awards are subject to vesting based upon the award recipients continued employment with the company for a period of time as specified in each receipt’s award agreement.

(2)   For a discussion of determinations made by the Compensation Committee regarding fiscal 2006 salaries, see discussion of Chief Executive Officer compensation on page 23.

(3)   Mr. Furr resigned as President and Chief Operating Officer and as a member of our Board of Directors effective as of October 24, 2005.

(4)   Mr. White joined our company in August 2004.

(5)   In fiscal 2003, an extraordinary bonus of $527,000 was awarded to Mr. Furr in order to enable him to repay a loan made to him by us in April 2002 as further described under “Certain Relationships and Related Transactions.” This bonus was to be offset against Mr. Furr’s future bonus awards. For 2003, Mr. Furr was awarded a performance-based bonus of $350,000, leaving $177,000 of the extraordinary bonus to be offset against future bonus awards. For fiscal 2004, Mr. Furr was awarded a performance-based bonus of $595,000. Of this amount, $177,000 was offset by the extraordinary bonus carryover amount and $418,000 was paid to him. The bonus amounts reported in the table above represent the amounts reported to Mr. Furr as income for income tax purposes.

(6)   The following table sets forth the number of shares subject to each award of performance restricted shares made to the current respective executive officers during fiscal 2006. The shares subject to these performance restricted stock awards vest and become exercisable over the three years subject to the achievement of certain Company performance milestones.

Name and Principal Position	Shares Subject to Fiscal 2006 Performance Restricted Stock Awards
Jure Sola	600,000
Chief Executive Officer and Chairman of the Board
Hari Pillai	150,000
President, EMS Operations
David L. White	100,000
Executive Vice President and Chief Financial Officer
Dennis Young	70,000
Executive Vice President of Worldwide Sales and Marketing

(7)   Pursuant to a severance agreement which we entered into with Mr. Furr in November 2005, Mr. Furr agreed to forfeit this restricted stock award. For additional information regarding this agreement, please see “Certain Relationships and Related Transactions” on page 26 of this Proxy Statement.

(8)   Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $44,772, health insurance premium payments of $8,314, and vehicle allowance payments of $5,700.

(9)   Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $44,592, health insurance premium payments of $11,119, and vehicle allowance payments of $5,919.

(10)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $42,319, health insurance premium payments of $7,981, and vehicle allowance payments of $6,139.

(11)Represents severance payments of $863,286 in connection with Mr. Furr’s resignation, contributions to the 401(k) plan of $2,700, life insurance premium payments of $3,398, health insurance premium payments of $788, and vehicle allowance payments of $3,730.

(12)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $21,897, health insurance premium payments of $10,446, vehicle allowance payments of $5,594, and a $3,608 benefit for personal use of corporate aircraft.

(13)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $19,470, health insurance premium payments of $7,578, and vehicle allowance payments of $5,802.

(14)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $12,129, health insurance premium payments of $14,359, and vehicle allowance payments of $5,034.

(15)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $10,464, health insurance premium payments of $15,098, and vehicle allowance payments of $5,227.

(16)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $16,209, health insurance premium payments of $13,042, and vehicle allowance payments of $5,421.

(17)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $3,859, and health insurance premium payments of $9,488.

(18)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $1,379, and health insurance premium payments of $12,231.

(19)Represents life insurance premium payments of $27 and health insurance premium payments of $535.

(20)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $3,810, health insurance premium payments of $9,298, and vehicle allowance payments of $5,000.

(21)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $1,232, health insurance premium payments of $9,380, and vehicle allowance payments of $5,192.

(22)Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $1,138, health insurance premium payments of $10,096, and vehicle allowance payment of $5,385.

Option Grants in Last Fiscal Year.   The following table sets forth each grant of stock options made during the fiscal year ended September 30, 2006 to each executive officer named in the Summary Compensation Table above.

	Options	% of Total Options Granted to Employees	Exercise or Base Price Per	Expiration	Stock Price Appreciation for Option Term(2)
Name	Granted(#)	In Fiscal 2006	Share(1)	Date	5%($)	10%($)
Jure Sola	—	—	—	—	—	—
Randy W. Furr(3)	—	—	—	—	—	—
Hari Pillai	150,000	2.06%	$3.74	10/24/2015	$352,810	$894,090
David L. White	100,000	1.37%	$3.74	10/24/2015	$235,207	$596,060
Dennis Young	70,000	0.96%	$3.74	10/24/2015	$164,645	$417,242

(1)          The exercise price and tax withholding obligations related to exercise may, in some cases, be paid by delivery of other shares or by offset of the shares subject to the options.

(2)          The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of our stock price. We did not use an alternative formula for a grant date valuation. We do not believe that any formula will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3)          Mr. Furr resigned as President and Chief Operating Officer and as a member of our Board of Directors effective as of October 24, 2005.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values.   The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, each exercise of stock options during the fiscal year ended September 30, 2006 and the year-end value of unexercised options:

Name	Shares Acquired on Exercise (#)	Value Realized(1) ($)	Number of Unexercised Options at Year-End Exercisable/Unexercisable (#)		Value of Unexercised In-The-Money Options at Year-End(2) Exercisable/Unexercisable ($)
Jure Sola	1,167,188	$1,680,751	5,667,403	121,669	$129,171	$35,729
Randy W. Furr(3)	295,961	$405,213	3,624,681	—	$69,256	—
Hari Pillai	1,580	$1,864	1,020,113	147,499	—	—
David L. White	—	—	268,333	81,667	—	—
Dennis Young	—	—	178,000	92,000	—	—

(1)          Represents the fair market value of the ordinary shares underlying the option on the date of exercise less the aggregate exercise price of the option.

(2)          Based on a fair market value of $3.74, which was the last reported sale price of our Common Stock on September 29, 2006.

(3)          Mr. Furr resigned as President and Chief Operating Officer and as a member of our Board of Directors effective as of October 24, 2005.

Change in Control Arrangements.   In July 2004, we executed an offer of employment with David L. White, our Executive Vice President and Chief Financial Officer, which provides that in the event of the sale or acquisition of Sanmina-SCI, all outstanding stock options and restricted stock grants held by Mr. White will immediately vest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is charged with the responsibility of reviewing all aspects of our compensation programs for officers and directors and administering our stock plans. During fiscal 2006, the Committee was comprised of Wayne Shortridge, who currently serves as chairman of the Committee, Neil Bonke, who served as chairman of the Committee during fiscal 2006, and Jacquelyn Ward. The Committee meets regularly at the beginning of each fiscal year to establish target base compensation levels for our officers, to establish incentive compensation levels and equity awards and to approve bonuses for the previous fiscal year. The Committee has developed a quarterly meeting calendar to ensure that all aspects of the Committee’s charter receive thorough review and consideration. In establishing target compensation levels and in formulating and evaluating our compensation programs, the Committee has engaged an independent external executive compensation consulting firm to assist the Committee in its decision-making process.

Compensation Philosophy

Our executive compensation policies are designed to attract and retain qualified executives who will contribute both to our long-term success and to our short-term performance, and to reward officers for achieving our financial goals. The Committee believes that strong financial performance, on a consistent, predictable basis, is the most certain avenue through which we can positively affect long-term stockholder return and has designed executive compensation programs that reward the management team for strong financial achievement with the objective of having total executive rewards correlate with our success.

The Committee undertakes an annual study of competitive compensation practices for each of our executive officer positions. The study examines competitive market practices for base salary, target and actual cash incentives and equity awards. The Committee examines the short and long term pay practices of three competitive markets: (1) global, diversified electronics manufacturing services, or EMS, companies (such as Celestica, Flextronics, Jabil, Solectron and Plexus), (2) high technology manufacturing companies of comparable size and (3) durable goods manufacturing companies of comparable size. The Committee utilizes competitive data in addition to its assessment of individual and company performance in evaluating our compensation programs.

Base Salary

As part of the Committee’s annual review of competitive compensation practices, the Committee examines the competitive positioning of base salary for each executive officer. In a study conducted in July 2006, the Committee found that base salaries of executive officers were, on average, between the 25th percentile and median of salary levels for similar positions in comparable companies. The Committee considers the following factors in determining appropriate base salary levels for individual executive officers:

•       company performance

•       division/function performance

•       input from the Chief Executive Officer regarding each executive’s performance and potential (except for review of the Chief Executive Officer)

•       input from non-management members of the Board of Directors regarding each executive’s performance and potential

•       changes in individual roles and responsibilities, and

•       competitive compensation data, including salary, bonuses and equity grants.

In October 2005, the Committee reviewed each individual on the basis of the factors listed above and decided that no salary increases would be awarded at that time for fiscal 2006. In October 2006, the Committee reviewed each of the executive officers’ base salary levels and awarded executive officers average salary increases of 12.5% for fiscal 2007.

Bonuses

For fiscal 2006, the Committee granted executive officers cash bonus opportunities under the Sanmina-SCI Short-Term Incentive Plan. The plan provides executive officers the opportunity to earn a bonus based on company and individual performance through fiscal 2006, except for the Chief Executive Officer, whose awards are based completely on the company’s financial performance.

In fiscal 2006, Sanmina-SCI’s performance for purposes of the Sanmina-SCI Short-Term Incentive Plan was measured by revenue and operating margin on a non-GAAP basis. The non-GAAP operating margin excludes charges or gains relating to: restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, extraordinary gains or losses, stock-based compensation expense non-cash interest and amortization expense and other infrequent or unusual items, to the extent material, which we consider to be of a non-operational nature in the applicable period. Performance targets were set by the Committee early in the fiscal year. In order for any bonus to be paid for company performance, revenue had to meet or exceed $10 billion and operating margin had to exceed 2%. Once the threshold performance measures were achieved, each executive officer’s award amount for company performance was determined by a matrix. The Committee then had discretion to increase or decrease the awards determined by the matrix as it believed was appropriate. Under the plan, executive officers earned awards totaling $427,081.

For fiscal 2007, the Committee decided to grant executive officers award opportunities under the Sanmina-SCI Fiscal 2007 Short-Term Incentive Plan. Executive officers will earn awards based on company and individual performance, except for the Chief Executive Officer whose award will be determined solely on the basis of company performance. Company performance will be measured based on actual revenue and non-GAAP operating margin results. Performance targets were set by the Committee early in the fiscal year. In order for any bonus to be paid for company performance, revenue, adjusted for certain facts, must meet or exceed $7.1 billion and operating margin must exceed 2% for specified operations. Once the threshold performance measures are achieved, each executive officer’s award amount for company performance is determined by a matrix. The Committee then has discretion to increase or decrease the awards determined by the matrix as it believes is appropriate.

Equity Incentive Compensation

Our 1999 Stock Plan provides for long-term incentive compensation for our employees, including our executive officers. The Committee believes that equity incentives are a valuable tool in motivating and retaining executive talent, and that awards should be structured to appropriately align the interests of management and shareholders.

For fiscal 2006, the Committee considered changes to the equity incentive program in light of accounting changes imposed by Financial Accounting Standard 123R. After thorough review, the Committee decided to award two forms of equity awards to executive officers: (1) stock options and (2) performance restricted shares. Awards of performance restricted shares were through restricted stock units, such that the awards would not convert into outstanding shares with voting rights until such time as the performance restricted share awards have become vested. The vesting conditions for these awards are described below. Stock option grants were also granted with a strike price equal to the market value of the stock on the date of grant, a 5-year vesting schedule and a 10-year term. For fiscal 2006, the Committee granted officers the same number of stock options and performance shares (except for the Chief Executive Officer who did not receive any stock options). Our total equity compensation “burn rate” (total equity awards granted, less awards cancelled or forfeited, divided by total shares outstanding) for 2006 was 0.60% of total shares outstanding. This amount is less than half of the average annual total equity compensation burn rate of 1.8% among peer companies in the EMS industry.

The performance share awards allow officers to earn awards of full-value shares at the end of each year over a three year period if significant performance requirements are met. For each grant, officers have the opportunity to earn 25% of the shares at the end of year one, 35% of the shares at the end of year two and 40% of the shares at the end of year three upon the satisfaction of the performance requirements. In order for an officer to earn an award, the performance requirement must be met. If the performance requirement is not met in any year, no shares will vest for that year. The Committee has set non-GAAP earnings per share, or EPS, performance requirements that are above our company’s current 5-year plan and believes that these performance requirements represent stretch goals for the company. For fiscal 2006, the performance requirement was not met and therefore the executive officers did not earn any shares for this period.

For fiscal 2007, the Committee determined that restricted stock units provided the best equity incentive vehicle and approximately 3,078,000 restricted stock units were granted to approximately 57 employees, including 690,000 restricted stock units granted to our executive officers (not including the award to our Chief Executive Officer as described below). Restricted stock units were granted with a 3-year vesting schedule subject to the holder’s continued employment with the company. The Committee also granted stock options to purchase 150,000 shares to an officer of the company.

Other Benefits

In addition to the cash and equity compensation discussed above, Sanmina-SCI provides executives with a modest package of additional benefits that includes:

•       health insurance

•       life insurance

•       vehicle allowance

•       participation in the company’s 401(k) plan (including any matching contributions on the same terms as other participating employees); and

•       participation in an executive deferred compensation plan that permits executives to defer receipt of part or all of their base salary and bonus to a future date.

Sanmina-SCI does not generally provide executive officers with additional perquisites that have been utilized by many companies as under-reported or un-reported additional compensation, such as:

•       executive contracts

•       golden parachute severance arrangements

•       personal use of corporate assets

•       executive pension plans (SERPs)

•       company-funded deferred compensation programs; or

•       company-funded housing (except on a temporary basis in cases of relocation).

Chief Executive Officer Compensation

At the beginning of fiscal 2006, the Committee reviewed the salary of Jure Sola, our Chief Executive Officer. In connection with this review, the Committee determined that the Chief Executive Officer’s base salary of $750,000 was reasonably positioned in the competitive range of the market. Based on this competitive analysis, and the Chief Executive Officer’s recommendation that no increase be awarded because the company’s performance for 2006 had not met investor expectations and because the stock price had declined over the course of the year, the Committee approved that no salary increase be awarded to the Chief Executive Officer for fiscal 2006. At the beginning of fiscal 2007, the Committee again reviewed the salary of the Chief Executive Officer. Based on this competitive analysis, the Committee approved an increase of the Chief Executive Officer’s salary from $750,000 to $800,000, an increase of 6.66%, for fiscal 2007.

Under the Sanmina-SCI Short-Term Incentive Plan described above, our Chief Executive Officer had the opportunity to earn a bonus for fiscal 2006 based on a combination of revenue performance and non-GAAP operating margin. According to the performance matrix in the plan document, the company’s performance for fiscal 2006 would have resulted in a bonus for the Chief Executive Officer of 50% of base salary, or $375,000. However, based on results of the company’s performance for fiscal 2006, the Chief Executive Officer recommended that he not be awarded a bonus for 2006. For 2007, the Chief Executive Officer will have the opportunity to earn a bonus based on revenue and operating margin performance as described above. The Committee retains the discretion to reduce any award under the plan if it determines such adjustment is appropriate.

For fiscal 2006, subsequent to its review of equity incentive design alternatives, the Committee decided that the Chief Executive Officer would receive an award consisting of 600,000 performance restricted shares and would not receive any stock options or time-based vesting restricted shares as part of his long-term incentive arrangement. The performance shares vest over three years as described above, provided that the performance requirements are met. If the performance requirements are not met in a given year, that portion of the award is cancelled (subject, however, to the Committee’s discretion to award the shares related to stock price performance to the Chief Executive Officer if the Committee determines that extenuating facts or circumstances merit such action). The company did not meet the performance requirements for fiscal 2006 and therefore the portion of the award for fiscal 2006 was canceled in accordance with the award.

In January 2007, the Committee approved a restricted stock award for the Chief Executive Officer that will be earned only if the company achieves certain performance targets as reflected by increases in the company’s common stock price. The shares will be issued pursuant to the company’s 1999 Stock Plan and will be released to the Chief Executive Officer only if the 20 trading-day average closing price of the company’s common stock reaches several performance hurdles as follows: 80,000 shares will be released if the average closing price equals or exceeds $9.00; an additional 160,000 shares will be released if the average closing price equals or exceeds $11.00; an additional 360,000 shares will be released if the average closing price equals or exceeds $13.00; and an additional 400,000 shares will be released if the average closing price equals or exceeds $15.00. The award expires on December 31, 2009, and any shares that have not been released to the Chief Executive Officer by such time will be returned to the company’s stock pool. At this time, the Committee does not contemplate approving a similar award to the Chief Executive Officer prior to December 31, 2009, subject to its discretion upon a material change in circumstances. The Committee believes this grant of performance restricted shares provides the best link between the Chief Executive Officer’s long-term compensation, the company’s performance and the value created for stockholders.

In addition to the cash and stock compensation described above, the Chief Executive Officer receives a modest package of additional benefits, including the right to participate in the company’s

401(k) retirement plan, life insurance, health insurance and a vehicle allowance. The total value of these benefits in fiscal 2006 was approximately $61,486. The Committee will continue to offer these benefits to Mr. Sola in his role as the Chief Executive Officer.

Contingent Compensation

As discussed previously, Sanmina-SCI does not provide the Chief Executive Officer with an employment contract or severance agreement. As a result, we are under no contractual obligation to make additional payments to the Chief Executive Officer in the event of a change in control of the company, or in the event of the Chief Executive Officer’s separation from us.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (“IRC”) limits our tax deduction to $1 million for compensation paid to certain executive officers named in the proxy unless the compensation is performance based. Bonus payments made pursuant to our Sanmina-SCI Short-Term Incentive Plan for fiscal 2006 met the performance criteria of IRC Section 162(m). The Committee’s present intention is to comply with the requirements of IRC Section 162(m), unless the Committee determines that it is in our interests to do otherwise.

Respectfully submitted,
The Compensation Committee of the
Sanmina-SCI Corporation Board of Directors
Wayne Shortridge, Chairman
Neil Bonke
Jacquelyn M. Ward

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder returns for our Common Stock, the Standard & Poor’s 500 Stock Index (“S&P 500 Stock Index”), and the Nasdaq Electronic Components Index (Standard Industrial Classification 367). The graph assumes an investment of $100 on September 30, 2001 in stock or index-including reinvestment of dividends. The performance shown is not necessarily indicative of future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG SANMINA-SCI CORPORATION, THE S&P 500 INDEX
AND THE NASDAQ ELECRONIC COMPONENTS INDEX

	SANMINA-SCI CORPORATION	S&P 500 STOCK INDEX	NASDAQ ELECTRONIC COMPONENTS INDEX
September 30, 2001	100.00	100.00	100.00
September 30, 2002	20.40	79.51	64.12
September 30, 2003	71.13	98.91	123.24
September 30, 2004	51.91	112.63	101.45
September 30, 2005	31.59	126.43	118.85
September 30, 2006	27.54	140.08	110.77

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Certificate of Incorporation, as amended, provides that the personal liability of directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances shall be eliminated to the fullest extent permitted by Delaware law. The Certificate of Incorporation, as amended, also authorizes us to indemnify directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with some of our officers and directors providing such indemnification. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance.

In November 2005, we entered into a severance agreement with Randy W. Furr, our former President and Chief Operating Officer. Under this agreement, we agreed to provide severance compensation to Mr. Furr in an amount equal to his annual salary at the time of termination. The severance compensation will be paid over a period of 36 months. In exchange for these payments, Mr. Furr has entered into a covenant not to compete with us and a covenant not to solicit our employees for employment. Mr. Furr’s stock option vesting ceased as of the termination of his employment; however, he will have the right to exercise vested, unexpired options during the severance term. These covenants will be in effect throughout the severance compensation term. Mr. Furr also agreed to forfeit his restricted stock award (see Executive Compensation table on page 16).

During fiscal 2006, Mario M. Rosati, a nominee for election to our Board of Directors, and Christopher D. Mitchell, our former Secretary, were also members of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California (“WSGR”). We retained WSGR as our legal counsel during the fiscal year. The legal fees paid to WSGR were less than 5% of WSGR’s total gross revenues for its last completed fiscal year. We have retained WSGR as our legal counsel during fiscal 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2006 with respect to our shares of Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a))
Equity compensation plans approved by stockholders	48,329,217	$8.29	18,596,865	(1)
Equity compensation plans not approved by stockholders(3)	2,384,537	$12.34	1,721,682	(2)
Total	50,713,754	$8.48	20,318,547

(1)          Of these shares, 12,463,735 shares remain available for grant under the 1999 Plan and 6,133,130 shares of common stock reserved under the 2003 Employee Stock Purchase Plan for future issuance.

(2)          Of these shares, 1,351,525 shares remain available for grant under the 2000 Plan and 370,157 shares remain available for grant under the 1999 French Addendum Plan.

(3)          We have options outstanding under certain option plans which were assumed by us in connection with business combinations with companies with which we merged or acquired (the “Assumed Plans”). Total stock options exercisable under these plans are 1,875,286 shares. These option plans have a weighted average exercise price of $13.82 per share. Options under the Assumed Plans have been converted into our options and adjusted to reflect the appropriate conversion ratio as specified by the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over four years and expire 10 years from the date of grant. As of September 30, 2006, there were no options available for grant under the Assumed Plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2006 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal 2006. We believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners with the following exceptions:

1.                Mr. Todd Schull’s Form 3 for an individual statement of beneficial ownership of our securities and three Forms 4 with respect to five transactions, were not filed on a timely basis. A Form 3 was filed on January 29, 2007 and a Form 4 was filed on January 26, 2007.

CORPORATE GOVERNANCE

Sanmina-SCI has long upheld a set of basic beliefs to guide its actions. Among those beliefs is the responsibility to conduct business with the highest standards of ethical behavior when relating to customers, suppliers, employees and investors. Accordingly, we have implemented governance policies and practices which we believe meet or exceed the standards defined in recently enacted legislation and in the rules adopted by the Nasdaq Stock Market, the principal trading market for our Common Stock. Our principal corporate governance documents, including amendments recently approved by our Board of Directors, are summarized below. Stockholders are encouraged to refer to the corporate governance section of our website at http://www.shareholder.com/sanm/governance.cfm. Copies of our corporate governance guidelines and the charters for our audit, compensation and nominating and governance committees are available at this internet address.

Corporate Governance Guidelines

•       Sanmina-SCI has adopted a set of Corporate Governance Guidelines that are intended to serve, among other things, as a charter for the full Board of Directors. These guidelines contain various provisions relating to the operation of the Board of Directors and set forth the Board’s policies regarding various matters. These guidelines meet the standards defined by the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, including specifications for director qualification and responsibility.

•       In the first quarter of fiscal 2007, our Board of Directors adopted an amendment to our Corporate Governance Guidelines to provide for the appointment of a lead independent director. Our Board of Directors also adopted a charter of the lead independent director and appointed Wayne Shortridge to serve as our lead independent director. The duties of the lead independent director include functioning as a liaison with the Chairman, assisting committee chairs, presiding at executive sessions and recommending outside advisors and consultants.

Independent Directors

•       A majority of our Board members are independent of our company and its management as defined by the SEC and the Nasdaq Stock Market.

•       The non-management directors regularly meet in executive session, without members of management, as part of the normal agenda of our regularly scheduled Board meetings. Our lead independent director chairs these private sessions of the non-management members of the Board.

Nominating and Governance Committee

•       The Nominating and Governance Committee has adopted a charter that meets SEC and Nasdaq Stock Market standards.

•       Nominating and Governance Committee members all qualify as independent directors under the requirements of the Nasdaq Stock Market.

•       Review of management succession plans is the responsibility of the Nominating and Governance Committee as defined by the charter of the Nominating and Governance Committee.

Compensation Committee

•       The Compensation Committee meets the applicable tests for independence as defined by SEC, Nasdaq Stock Market and Internal Revenue Service rules.

•       The Compensation Committee has adopted a charter that meets SEC and Nasdaq Stock Market standards.

•       All matters relating to compensation of executive officers, including our Chief Executive Officer, are subject to review and approval by the Compensation Committee. These include base salaries as well as short-and long-term incentive compensation plans, including management bonus programs and equity compensation plans. Incentive compensation plans are reviewed and approved by the Compensation Committee as part of its charter.

•       Director compensation guidelines are reviewed by the Compensation Committee which then makes recommendations to the full Board of Directors.

Audit Committee

•       The Audit Committee has established policies that are consistent with recent regulatory reforms related to auditor independence.

•       The members of the Audit Committee all meet the applicable tests for independence from our company and our management and meet all applicable requirements for financial literacy.

•       The chair of the Audit Committee has the requisite financial management expertise.

•       KPMG LLP, our independent registered public accountants, report directly to the Audit Committee.

•       The internal audit function of the company reports its status and findings directly to the Audit Committee.

•       Our Audit Committee generally meets two times per quarter, once to review the corporation’s results of operations for the immediately preceding fiscal quarter and once to review other matters requiring the attention of the committee.

Shareholder Approval of Equity Compensation Plans and other Equity Plan Related Matters

•       The company requires shareholder approval of all equity compensation plans.

•       Our Board of Directors has also amended our stock option plans to eliminate promissory notes as a permissible form of consideration for stock option exercises which the plan administrator (typically the Compensation Committee of our Board of Directors) could authorize. In this regard, our Compensation Committee and our Board of Directors never actually authorized any stock option exercises using promissory notes as consideration.

Bylaws

•       In the first quarter of fiscal 2007, our Board of Directors approved an amendment to Sanmina-SCI’s Amended and Restated Bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In addition, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision. The director who tenders his or her resignation will not participate in the Board’s decision.

Director Continuing Education Programs

•       We support the attendance of our directors at director education programs, which are typically focused on issues and current trends affecting directors of publicly held companies. These programs are typically provided by educational institutions, including universities, as well as by providers of continuing educational services for professionals. We reimburse our directors for tuition and expenses associated with attending these programs. During calendar year 2006, our director, Jacquelyn Ward attended a director education program.

Code of Business Conduct and Ethics

•       Sanmina-SCI has adopted a Code of Business Conduct and Ethics that includes a conflict of interest policy and applies to all directors, officers and management employees.

•       All executive officers and management employees are trained in the Code of Business Conduct and Ethics as part of new-employee orientation, and all are required to affirm in writing their acceptance of the code.

•       All executive officers and management employees are required to annually reaffirm in writing their acceptance of the Code of Business Conduct and Ethics.

•       An ethics hot line (voicemail and email) is available to all employees, customers and suppliers to enable confidential and anonymous reporting of questionable practices, including if appropriate under the circumstances, reporting directly to the Audit Committee and the Nominating and Governance Committee.

Personal Loans to Executive Officers and Directors

•       The company has, consistent with the requirements of the Sarbanes-Oxley Act of 2002, adopted a policy prohibiting personal loans or extension of credit to any executive officer or director.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, SANMINA-SCI CORPORATION, 2700 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134.

Appendix A

CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF
SANMINA-SCI CORPORATION

(A Delaware Corporation and a Nasdaq-Listed Company)

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of Sanmina-SCI Corporation (the “Company”) shall be to:

•       Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•       Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•       Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•       Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•       Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by the Board of Directors on the recommendation of the Nominating and Governance Committee. The Audit Committee will consist of at least three (3) members of the Board of Directors. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

•       Each member will be an independent director, as defined in (i) NASDAQ Rule 4200 and (ii) the rules of the SEC;

•       Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

•       At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities such that this member will meet the “financial experience” requirements of the SEC, the NASDAQ and the Sarbanes-Oxley Act of 2002.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•       Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•       Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•       Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve (i) the hiring and firing of the independent auditors; (ii) all audit engagement fees and terms; and (iii) all non-audit engagements, as may be permissible, with the independent auditors;

•       Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board of Directors, and to the extent there are relationships, monitoring and investigating them; (iii) reviewing the independent auditors’ peer review conducted every three years; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (v) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

•       Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•       Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•       Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•       Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•       Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•       Reviewing, approving and monitoring the Company’s code of ethics for its senior financial officers;

•       Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

•       Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•       Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•       Reviewing the Company’s compliance with employee benefit plans;

•       Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•       If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•       As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

•       Reviewing and approving in advance any proposed related party transactions;

•       Reviewing its own charter, structure, processes and membership requirements;

•       Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•       Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS:

The Audit Committee will meet at least five times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company and the Principal Accounting Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Audit Committee under this charter. Finally, the Committee will meet with the Company’s Internal Audit Manager in executive session at least two times annually.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors upon recommendation of the Compensation Committee. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors upon recommendation of the Compensation Committee.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

SANMINA-SCI CORPORATION

2007 ANNUAL MEETING OF STOCKHOLDERS

February 26, 2007

11:00 a.m.

Sanmina-SCI’s corporate offices

30 E. Plumeria Drive

San Jose, California 95134

Sanmina-SCI Corporation
30 E. Plumeria Drive
San Jose, California 95134	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of SANMINA-SCI CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 26, 2007, and hereby appoints each of Jure Sola and David White as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of SANMINA-SCI CORPORATION to be held on February 26, 2007 at 11:00 a.m., local time, at Sanmina-SCI’s corporate offices, located at 30 E. Plumeria Drive, San Jose, California 95134, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

See reverse for voting instructions.

Ä Please detach here Ä

The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of directors:	01 Neil R. Bonke	04 A. Eugene Sapp, Jr.	07 Jure Sola
		☐ For ☐ Against ☐Abstain	☐ For ☐ Against ☐Abstain	☐ For ☐ Against ☐Abstain

		02 Alain Couder	05 Wayne Shortridge	08 Jacquelyn M. Ward

		☐ For ☐ Against ☐Abstain	☐ For ☐Against ☐Abstain	☐ For ☐Against ☐Abstain

		03 Mario M. Rosati	06 Peter J. Simone

		☐ For ☐ Against ☐Abstain	☐ For ☐Against ☐Abstain

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends a vote FOR the following proposal.

2.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accountants of Sanmina-SCI for its fiscal year ending September 29, 2007:			☐ For ☐ Against ☐ Abstain

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐

Indicate changes below:

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Date:

Signature(s) in Box

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)